Exhibit 10.2
RETENTION BONUS AND REPAYMENT AGREEMENT
THIS RETENTION BONUS AND REPAYMENT AGREEMENT (this “Agreement”) is hereby entered into as of May 15, 2026 (the “Effective Date”) by and between TaskUs Holdings, Inc. (the “Company”) and Jarrod Johnson, an adult individual residing in the [***] (“Employee”).
WHEREAS, Employee is currently employed with the Company, and specifically serves as Chief Customer Officer; and
WHEREAS, the Company is willing to provide a one-time Retention Bonus to Employee, subject to Employee’s obligation to repay the Retention Bonus under certain circumstances, and Employee is willing to accept this Retention Bonus under the terms and conditions stated below; and
WHEREAS, the purpose of this arrangement is to incentivize Employee to remain employed by the Company for the period of time specified below, after which time the repayment obligation will be forgiven according to the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the Company and Employee agree as follows:
1.Employee shall be eligible to earn a one-time cash Retention Bonus in the gross amount of $1,000,000.00, less applicable taxes, withholdings and deductions (the “Retention Bonus”), which shall be paid on the first administratively practicable regular payroll date after (a) the Effective Date or (b) the date of execution of this Agreement by both parties, whichever occurs later.
2.The Retention Bonus constitutes a one-time retention incentive and is not part of normal or expected compensation for purposes of calculating any other bonuses, incentives, awards, benefits, matching contributions or similar payments. Instead, it is an incentive for Employee to remain actively employed in good standing by the Company for three (3) years, at which time no repayment of the Retention Bonus is required on termination of Employee’s employment with the Company.
3.Employee’s right to retain the Retention Bonus shall vest in three (3) equal annual installments on each of the first, second, and third anniversaries of the Effective Date, subject to Employee’s continuous employment with the Company and good standing through the applicable vesting date. No partial or prorated vesting shall occur except as to the annual vesting described herein. Subject to paragraph 7 below, Employee’s repayment obligation shall lapse only as to the portion of the Retention Bonus that has vested in accordance with this paragraph, and shall remain in effect as to all unvested portions until the applicable vesting date. Upon the third anniversary of the Effective Date, assuming continuous employment in good standing through such date, the Retention Bonus shall be fully vested and the repayment obligation shall be fully discharged.

4.As used herein, the term of “continuous employment” begins the Effective Date of this Agreement and does not include periods of time for which Employee is not actively working and/or is on a leave of absence of any kind unless required otherwise by applicable law.
5.As used herein, the term “good standing” means, as determined by the Company in good faith, that Employee is not then subject to a written performance warning, performance improvement plan, final written warning, suspension, or active investigation for misconduct, and has not materially violated any Company policy, code of conduct, or compliance requirement.
6.Employee understands and agrees that the full amount of the Retention Bonus shall be fully taxable to Employee as income earned and as wages at the time the funds are received and will be subject to all applicable federal, state and local income and wage taxes and shall be reported by the Company to the appropriate taxing authorities, as required by applicable law. This Agreement is not intended to constitute or create any property interest in the Company or any of its affiliates for purposes of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).
7.Should Employee’s employment with the Company end for any reason prior to the end of the three (3) year period referenced above, the Repayment Amount (as defined below) shall become due and payable by Employee to the Company as set forth in paragraph 8 below without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by Employee. For purposes of this Agreement, the “Repayment Amount” means (x) in the event of a “Qualifying Termination” (as defined below), the portion of the Retention Bonus with respect to which Employee’s right to retain has not vested pursuant to paragraph 3 above, and (y) in the event of a termination of employment other than a Qualifying Termination, the full amount of the Retention Bonus.
(a)“Qualifying Termination” means a (i) termination of Employee’s employment by the Company other than for Cause or (ii) termination by reason of Employee’s resignation for Good Reason.
(b)“Cause” means, solely for purposes of this Agreement and as determined by the Company in good faith, the occurrence of any of the following:
(i)Employee’s failure or refusal to satisfactorily perform Employee’s material duties, responsibilities, or lawful directives; to meet reasonable performance objectives; or to meet goals established by the Company from time to time;
(ii)Gross negligence, willful misconduct, dishonesty, fraud, embezzlement, misappropriation, breach of fiduciary duty, or any other conduct that is or is reasonably likely to be injurious to the business, operations, finances, compliance posture, or reputation of the Company or any of its affiliates;
(iii)Employee’s material violation of any Company policy, code of conduct, or compliance requirement, or any breach of Employee’s confidentiality,

restrictive covenant, or other written obligations to the Company or any of its affiliates; or
(iv)Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, dishonesty, moral turpitude, or that otherwise substantially relates to Employee’s position or duties.
(c)“Good Reason” means, solely for purposes of this Agreement and without Employee’s prior written consent and subject to the notice, cure, and resignation requirements below, only the occurrence of one of the following:
(i)the Company’s material failure to perform its express payment obligations under this Agreement, which failure directly results in a material reduction in, or nonpayment of, the Retention Bonus payable to Employee under this Agreement; or
(ii)a reduction of more than ten percent (10%) in Employee’s annual base salary; provided, however, that a reduction that is part of an across-the-board or proportionate reduction applicable to similarly situated executives shall not constitute Good Reason.
“Good Reason” does not include any isolated, inadvertent, insubstantial, or de minimis action or omission that is not taken in bad faith and is cured by the Company promptly after notice.
For Employee’s resignation to constitute a resignation for Good Reason, Employee must provide written notice to the Company describing in reasonable detail the condition claimed to constitute Good Reason within thirty (30) days after Employee first becomes aware, or reasonably should have become aware, of such condition. The Company shall have thirty (30) days after receipt of such notice to cure the condition. If the Company does not cure the condition within such period, Employee must resign no later than thirty (30) days after expiration of the cure period. If Employee fails to comply with these requirements, Employee is deemed to have waived Good Reason with respect to the applicable condition.
For the avoidance of doubt, no breach or alleged breach of any other agreement, plan, award, policy, or arrangement between the Company or any of its affiliates and Employee, including any employment agreement, severance agreement, change in control agreement, equity award agreement, or similar arrangement, shall constitute Good Reason under this Agreement. The definitions of “Cause” and “Good Reason” in this Agreement apply solely for purposes of this Agreement and do not amend, supersede, replace, or expand any corresponding definition in any other agreement.
8.Employee agrees to repay to the Company net after-tax portion of the Repayment Amount previously paid to Employee within thirty (30) days of Employee’s termination of employment; provided, however, that the Company may, in its sole discretion, permit repayment in up to five (5) equal monthly installments. If Employee fails to make any payment when due, the entire remaining balance shall become immediately due and payable. To the maximum extent permitted by applicable law, the Company may offset any amount owed under this Agreement against any amounts otherwise payable to Employee, subject to applicable legal requirements. Employee shall reasonably cooperate with the Company in connection with any tax reporting or correction relating to such repayment.
9.If the Company is required to sue to enforce this Agreement, in addition to any other amounts required to be paid hereunder, Employee agrees to pay all expenses incurred by the Company, including but not limited to the Company’s attorneys’ fees and collection costs.
10.This Agreement relates to Employee’s right to receive and retain the Retention Bonus for retention purposes if and only if all conditions for earning the Retention Bonus have been satisfied.
11.This Agreement shall be binding upon and shall inure to the benefit of the Company and Employee and its and their successors, estate and heirs, but may not be pledged, assigned or otherwise disposed of by Employee.
12.The compensation attributable to the Retention Bonus is intended to be exempt from Section 409A of the Code by reason of the “short-term deferral” rules of Treasury Regulation Section 1.409A-1(b)(4), and this Agreement shall be interpreted so as to be consistent with the requirements of that regulatory exemption.
13.The Company shall be entitled to deduct from the Retention Bonus any sums required by federal, state, or local tax laws to be withheld with respect to such payment.
14.This Agreement and all disputes concerning this Agreement shall be subject to and governed by the Parties’ Mutual Arbitration Agreement by and between the Company and Employee dated May 15, 2026.
15.Employee acknowledges that the Retention Bonus is available only on the terms set forth in this Agreement and is not earned unless and until the conditions of this Agreement are satisfied. Employee further acknowledges that Employee has been given adequate time to carefully read and consider this Agreement, advised to consult with an attorney about this Agreement, and that Employee is entering into it knowingly, willingly and without duress.
16.This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
17.Employee understands and explicitly agrees that references in this Agreement to “continuous employment” and specified time periods for completion of the same do not affect or alter Employee’s status as an at-will employee of the Company and that Employee’s employment is at all times at-will, meaning that it can be terminated at any time for any reason by either the Company or Employee, with or without notice, reason or cause.
18.Any notice required or permitted under this Agreement must be in writing and will be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email with confirmation of transmission, to the CEO for the Company and to the Employee at Employee’s last known contact information provided to the Company for the Employee.
19.The provisions of this Agreement relating to repayment, tax reporting and cooperation, dispute resolution, attorneys’ fees or collection costs, and any other provision that by its nature is intended to survive, will survive termination of Employee’s employment and termination of this Agreement.
20.The Company shall be empowered to make all determinations or interpretations contemplated under this Agreement, which determinations and interpretations shall, if made in good faith, be binding and conclusive on Employee and the Company.
21.None of Employee’s rights under this Agreement may be assigned, transferred, pledged, or otherwise disposed of.
22.Any portion of the Retention Bonus that may become payable to Employee hereunder shall not be taken into account in computing Employee’s salary or other compensation for purposes of determining any benefits or compensation payable to Employee or Employee’s beneficiaries or estate under (a) any pension, retirement, life insurance or other benefit arrangement of the Company or (b) any other agreement between Employee and the Company.
23.This Agreement constitutes the entire agreement between the Company and Employee with respect to the Retention Bonus and any related repayment obligation, and supersedes all prior and contemporaneous oral and written discussions, communications, and agreements relating to that subject matter. In the event of any conflict between this Agreement and any prior offer letter, policy, communication, or other document concerning the Retention Bonus or repayment of the Retention Bonus, this Agreement controls. This Agreement may be amended only in a writing signed by both parties.
24.The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the undersigned have caused this Retention Bonus and Repayment Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

TaskUs Holdings, Inc.		JARROD JOHNSON
By:	/Marivi Valencia/	By:	/Jarrod Johnson/
Title:	SVP, Human Resources	Date:	5/27/2026
Date:	5/27/2026